Exhibit (h)(8)

July 15, 2022

To the Trustees of

DoubleLine Funds Trust

2002 North Tampa Street Suite 200

Tampa Bay, Florida 33602

Re: Advisory Fee Waiver In Respect of Investments in Other DoubleLine Funds

Gentlemen:

Each of DoubleLine Capital LP and DoubleLine Alternatives LP hereby undertake that when any series of DoubleLine Funds Trust for which it serves as investment adviser (each a “Fund”) invests in another registered investment company sponsored by DoubleLine Capital LP, DoubleLine Alternatives LP or DoubleLine ETF Adviser LP (each an “other DoubleLine fund”), the relevant investment adviser of the investing Fund will waive its advisory fee in a dollar amount equal to the advisory fees paid by the other DoubleLine fund in respect of that investing Fund’s assets so invested. Any amounts so waived are not subject to recoupment. This undertaking shall continue in effect for at least one year following the effective date of any amendment to the registration statement on Form N-1A for DoubleLine Funds Trust in which this waiver is disclosed in a Fund’s prospectus (333-164298 and 811-22378), except that it may be terminated at any time with your consent.

Very truly yours,

DOUBLELINE CAPITAL LP

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Ronald R. Redell
Name: Ronald R. Redell
Title: Authorized Signer

DOUBLELINE ALTERNATIVES LP

By:	RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
Name: Henry V. Chase
Title: Authorized Signer